Exhibit 1(a)(vii)

NOTICE OF RESULT

TENDER OFFER

OF

LATAM AIRLINES GROUP S.A.

A PUBLICLY HELD CORPORATION

REGISTERED IN THE SECURITIES REGISTRY UNDER No. 306

BY

DELTA AIR LINES, INC.

A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE, UNITED STATES OF AMERICA

Delta Air Lines, Inc. (“Delta” or the “Offeror”), in accordance with the provisions of article 202 of Law No. 18,045 on Securities Market (the “Securities Market Law”) and the provisions of General Regulation No. 104 of the Comisión para el Mercado Financiero (the “CMF”), published in the electronic newspapers La Nación (www.lanacion.cl) and El Líbero (www.ellibero.cl) on November 26, 2019, the notice of commencement (the “Notice of Commencement”) of a tender offer to acquire up to 20% of the issued, subscribed and paid-in shares of the publicly held corporation LATAM Airlines Group S.A. (“LATAM”), registered in the CMF’s Securities Register under No. 306. On the same date, the respective prospectus was made available to the interested parties, which contains the terms and conditions of this offer (hereinafter, such prospectus, as amended on December 6, 2019, the “Prospectus”).

According to the Notice of Commencement and the Prospectus, the Offeror offered to acquire up to 121,281,538 shares of LATAM (including those represented by American Depositary Shares, hereinafter “ADS”), representing 20% of the total issued, subscribed and paid-in LATAM shares (the “Offer”).

The Offer was launched in Chile. At the same time, for the purpose of acquiring shares held by U.S. holders, including those represented by ADS, the Offer was communicated in the United States of America under the exemption to certain requirements of Regulation 14D and Regulation 14E of the US Securities Exchange Act of 1934, and its amendments, at set forth in Rule 14d-1(c) therein.

The Offer began on November 27, 2019 and remained in force until December 26, 2019.

During the term of the Offer, Santander Corredores de Bolsa Limitada, in its capacity as Manager of the Offer, received acceptances for 503,392,200 LATAM shares, and 21,815,922 ADS (which represent an equal number of LATAM shares), which in the aggregate represent approximately 86.61% of the issued, subscribed and paid-in shares of LATAM.

In accordance with the terms of the Offer and considering that the number of shares included in the acceptances to the Offer exceed the total amount of shares offered to be acquired by the Offeror, in accordance with article 208 of the Securities Market Law, the Offeror will purchase the tendered shares on a pro rata basis from each of the accepting shareholders, applying a prorating factor of 0.230920911, which results from dividing the number of shares offered to be acquired (121,281,538), by the sum of (i) the aggregate number of shares tendered by LATAM shareholders in this Offer (503,392,200); and (ii) the aggregate number of shares represented by ADS tendered by ADS holders (21,815,922). Therefore, the number of shares to be acquired by Delta from each shareholder that has tendered its shares in the Offer shall be equal to the whole number (integer) of shares that results from multiplying the number of shares tendered by such shareholder and 0.230920911.

In accordance with the provisions of article 212 of the Securities Market Law and the provisions of General Regulation No. 104 of the CMF, the Offeror declares the Offer successful and accepts and acquires 116,243,785 shares of LATAM and 5,037,753 ADS. Based on the foregoing, the Offeror becomes a direct and indirect holder (through the ADS) of 121,281,538 LATAM shares, which represent 20% of LATAM’s issued, subscribed and paid-in shares.

The price for each share acquired under the Offer shall be paid in the terms and conditions indicated in the Notice of Commencement and the Prospectus. Regarding those accepting shareholders who have chosen to receive the price in pesos, national currency, in accordance with the Notice of Commencement and the Prospectus, the price of US$16.00 for each share of LATAM shall be converted into pesos, national currency, according to the average Dólar Observado exchange rate published by the Central Bank of Chile in the Official Gazette on the days December 27, 2019, December 30, 2019, January 2, 2020 and January 3, 2020.

DELTA AIR LINES, INC.